Exhibit 99.1 Press Release

PRESS RELEASE
October 27, 2006

For further information contact:
David M. Bradley
Chairman, President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2006

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today that the Company earned diluted earnings per share of $0.77 for the quarter ended September 30, 2006, compared to diluted earnings per share of $1.11 for the quarter ended September 30, 2005. The Company’s net income was $1.11 million for the quarter ended September 30, 2006, compared to $1.75 million for the quarter ended September 30, 2005. The decrease in earnings for the quarter was primarily due to a decrease in loan prepayment fees. During the quarter ended September 30, 2006, the Company recorded $45,000 in loan prepayment fees, compared to $705,000 for the quarter ended September 30, 2005.

The Company earned diluted earnings per share of $2.47 for the nine months ended September 30, 2006, compared to diluted earnings per share of $2.45 for the nine months ended September 30, 2005. The Company’s net income was $3.60 million for the nine months ended September 30, 2006, compared to $3.85 million for the nine months ended September 30, 2005. The decrease in earnings for the nine months was primarily due to an increase in noninterest expense and a decrease in net interest income.

Net interest income for the quarter ended September 30, 2006 was $3.22 million, compared to net interest income of $3.36 million for the quarter ended September 30, 2005. The decrease in net interest income was due to a decrease in the net interest margin, offset in part by an increase in interest-earning assets. The net interest margin of 2.74% for the quarter ended September 30, 2006 represented a decrease from the net interest margin of 2.96% for the quarter ended September 30, 2005.

Net interest income for the nine months ended September 30, 2006 was $9.83 million, compared to net interest income of $10.28 million for the nine months ended September 30, 2005. The decrease in net interest income was due to a decrease in the net interest margin, offset in part by an increase in interest-earning assets. The net interest margin of 2.82% for the nine months ended September 30, 2006 represented a decrease from the net interest margin of 3.08% for the nine months ended September 30, 2005.

The Company’s provision for loan losses was $60,000 for each of the quarters ended September 30, 2006 and 2005. The Company’s provision for loan losses was $180,000 for each of the nine months ended September 30, 2006 and 2005. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the

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allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The Company’s noninterest income was $1.62 million and $2.42 million for the quarters ended September 30, 2006 and 2005, respectively. The decrease in noninterest income was primarily due to a decrease in loan prepayment fees.

The Company’s noninterest income was $5.32 million and $4.90 million for the nine months ended September 30, 2006 and 2005, respectively. The increase in noninterest income was primarily due to an impairment of securities available-for-sale recognized during the nine months ended September 30, 2005. During the nine months ended September 30, 2005, the Company recorded an other-than-temporary impairment, non-cash, after-tax charge of $653,500, or $0.41 per diluted share, related to three Freddie Mac adjustable rate, perpetual preferred stocks with a face value of $3.5 million that declined in value due to decreased interest rates. These perpetual preferred stocks are investment grade securities that are held in the Company’s available-for-sale securities portfolio. The increase in noninterest income was also due to an increase in fees associated with checking accounts, including overdraft fees, offset in part by a decrease in loan prepayment fees.

The Company’s noninterest expense was $3.23 million and $3.14 million for the quarters ended September 30, 2006 and 2005, respectively. The increase in noninterest expense was primarily due to an increase in other operating expense.

The Company’s noninterest expense was $9.82 million and $9.08 million for the nine months ended September 30, 2006 and 2005, respectively. The increase in noninterest expense was primarily due to increases in compensation and other operating expenses.

The Company’s provision for income taxes was $446,000 and $839,000 for the quarters ended September 30, 2006 and 2005, respectively. The decrease in the provision for income taxes was primarily due to the decrease in income before income taxes.

The Company’s provision for income taxes was $1.54 million and $2.06 million for the nine months ended September 30, 2006 and 2005, respectively. The decrease in the provision for income taxes was primarily due to the limited deductibility of the other-than-temporary impairment of securities available-for-sale in 2005. The decrease in the provision for income taxes was also due to the decrease in income before income taxes.

Total assets at September 30, 2006 were $514.5 million, compared to $485.2 million at December 31, 2005. The increase in assets consisted primarily of increases in loans and premises and equipment. Net loans increased by $27.7 million, or 6.5%, to $458.0 million at September 30, 2006, from $430.3 million at December 31, 2005. At September 30, 2006, net loans consisted of $217.2 million of one-to-four family real estate loans, $101.0 million of commercial real estate loans, $76.3 million of multi-family real estate loans, and $63.5 million of consumer loans. The increase in net loans was due primarily to the origination of one-to-four family real estate loans, the purchase of one-to-four family, multi-family, and commercial real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments, and sales of loans. Premises and equipment, net, increased by $1.8 million, to $12.8 million at September 30, 2006, from $11.0 million at December 31, 2005. The increase in premises and equipment was primarily due to the construction costs associated with the construction of a new branch office located at the Jordan Creek Town Center in West Des Moines, Iowa and the expansion of the Crossroads branch in Fort Dodge, Iowa.

Deposits increased $23.9 million, or 7.2%, to $358.2 million at September 30, 2006, from $334.3 million at December 31, 2005. The increase in deposits was due to an increase in the balance of certificates of deposit, including brokered certificates of deposit. The increase in the deposits was used primarily to fund loan growth.

Nonperforming assets were 0.43% of total assets as of September 30, 2006, compared to 0.36% of total assets as of December 31, 2005. The allowance for loan losses was $3.4 million, or 0.74% of total loans, at September 30, 2006, compared to $3.3 million, or 0.76% of total loans, at December 31, 2005.

Stockholders’ equity was $43.0 million at September 30, 2006, compared to $44.3 million at December 31, 2005. Stockholders’ equity decreased by $1.3 million primarily due to stock repurchases and declared dividends, offset in part by earnings, the exercise of stock options, and an increase in unrealized gain on securities available-for-sale. Book value, or stockholders’ equity per share, at September 30, 2006 was $30.36, compared to $29.37 at December 31, 2005. The ratio of stockholders’ equity to total assets was 8.4% at September 30, 2006, compared to 9.1% at December 31, 2005.

All stockholders of record on September 15, 2006, received a quarterly cash dividend of $0.33 per share on October 6, 2006. As of September 30, 2006, the Company had 1,416,353 shares of common stock outstanding.

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Company opened its Jordan Creek Town Center office at 120 S. 68th Street, West Des Moines, Iowa, in August, 2006. With the opening of the West Des Moines office, First Federal Savings Bank of Iowa has eleven full service locations, including three in the Des Moines metro area, to serve its customers. The Jordan Creek Town Center office provides a full array of checking, savings, and loan products and services, including residential, multi-family, and commercial real estate loans. The office is managed by William Boord, Vice President.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$7,791	$8,640
Securities available-for-sale	21,189	20,708
Loans (net of allowance of loan loss of $3,443 and $3,326, respectively)	458,039	430,278
Goodwill	4,947	4,971
Other assets	22,541	20,594
Total Assets	$514,507	$485,191
Liabilities
Deposits	$358,249	$334,338
Other borrowed funds	109,515	102,444
Other liabilities	3,736	4,131
Total Liabilities	471,500	440,913
Stockholders' Equity	43,007	44,278
Total Liabilities and Stockholders' Equity	$514,507	$485,191
Stockholders' equity to total assets	8.36%	9.13%
Book value per share	$30.36	$29.37
Total shares outstanding	1,416,353	1,507,703

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Interest income	$7,194	$6,624	$20,919	$19,520
Interest expense	3,976	3,261	11,090	9,239
Net interest income	3,218	3,363	9,829	10,281
Provision for loan loss	60	60	180	180
Net interest income after provision for loan loss	3,158	3,303	9,649	10,101
Noninterest income	1,624	2,418	5,322	4,901
Noninterest expense	3,230	3,135	9,824	9,084
Income before income taxes	1,552	2,586	5,147	5,918
Income taxes	446	839	1,543	2,063
Net income	$1,106	$1,747	$3,604	$3,855

Basic earnings per share	$0.78	$1.14	$2.50	$2.52
Diluted earnings per share	$0.77	$1.11	$2.47	$2.45

Selected Financial Ratios	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005
Performance ratios
Net interest spread	2.52%	2.75%	2.58%	2.86%
Net interest margin	2.74%	2.96%	2.82%	3.08%
Return on average assets	0.88%	1.44%	0.97%	1.08%
Return on average equity	10.37%	15.85%	11.20%	11.93%
Efficiency ratio (noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income)	66.70%	54.24%	64.84%	59.83%